Exhibit 10.1

LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated as of June 5, 2012 (the “Effective Date”) between HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association, and ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”).  The parties agree as follows:

1              DEFINITIONS; ACCOUNTING AND OTHER TERMS

1.1           Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate of interest equal to:

(a)           (i) the rate per annum equal to the rate determined by HSBC to be the offered rate appearing on the Reuters "LIBOR01" screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or (ii) if the rate referred to in clause (i) above does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. two Business Days prior to the first day of such Interest Period; or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by HSBC and with a term equivalent to such Interest Period as would be offered by HSBC's London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (the “Euro-Rate Reserve Percentage”).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (c) the outstanding principal balance of any Loans.

“Base Rate Loan” means a Loan that bears interest based at the Prime Rate.

“Base Rate Margin” is 0%.

“Borrower” is defined in the preamble hereof.

“Borrowing Base” is, as of any date of determination, the maximum aggregate amount of Loans and Letters of Credit that may be outstanding such that the aggregate amount of Cash and Cash Equivalents maintained by the Credit Parties (but not any of their Subsidiaries that are not also Credit Parties) in accounts at HSBC Securities (USA) Inc. (so long as such accounts are subject to a Control Agreement in form and substance reasonably satisfactory to HSBC) and HSBC equals not less than 101% the aggregate amount of all such Loans and Letters of Credit.

“Books” are, with respect to any Person, all books and records of any Person including ledgers, federal and state tax returns, records regarding such Person’s assets, liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to HSBC approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that HSBC may conclusively rely on such certificate unless and until such Person shall have delivered to HSBC a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a Eurodollar Loan, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash” means unrestricted cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) HSBC’s certificates of deposit issued maturing no more than one (1) year after issue; and (c) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition.

 “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Change in Law” means (a) the adoption of any treaty, law, rule or regulation after the date of this Agreement, (b) any change in any treaty, law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by HSBC with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith as well as Basel III and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.  For purposes of this definition references to HSBC also shall include any corporation or bank controlling HSBC.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 and 3.2 shall have been satisfied with respect to the initial funding hereunder, which date shall be not later than June 18, 2012.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, HSBC’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” has the meaning given to such term in the Security Agreement.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the Availability Amount.

“Commodity Account” has the meaning given to such term in the Security Agreement.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreements” has the meaning given to such term in the Security Agreement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Party” means Borrower and each Guarantor.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” has the meaning given to such term in the Security Agreement.

“Designated Deposit Account” is Borrower’s deposit account, account number 194106616, maintained with HSBC.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Revenue Code, is treated as a single employer under Section 414 of the Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loan” means a Loan that bears interest based at the Eurodollar Rate.

“Eurodollar Rate” means for any Eurodollar Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of 1%) equal to the Adjusted LIBO Rate.

“Eurodollar Rate Margin” is 1.25%.

“Euro-Rate Reserve Percentage” shall have the meaning set forth in the definition of Adjusted LIBO Rate.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to HSBC on such day on such transactions as determined by HSBC.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Loan is made to or for the account of Borrower, which shall be a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” each direct or indirect Subsidiary of Borrower (other than any Foreign Subsidiary) that becomes a party to the Guaranty pursuant to Section 6.11.

“Guaranty” means a general continuing guaranty substantially in the form of Exhibit F hereto, executed and delivered by each Guarantor party thereto in favor of HSBC, in form and substance reasonably satisfactory to HSBC.

“HSBC” means HSBC Bank, USA, National Association, a national banking association, and for purposes of issuing Letters of Credit, any of its affiliates.

“HSBC Expenses” are all audit and field exam fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any other Credit Party.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking dissolution, liquidation, reorganization, arrangement, or other relief.

“Intellectual Property” means all of each Credit Party’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(g)           All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(h)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means for any period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, (i) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and, (ii) with respect to Base Rate Loans, the first day of each calendar month (or, if that day of the calendar month does not fall on a Business Day, then on the first Business Day following such date) and each date a Base Rate Loan is converted into a Eurodollar Loan to the extent of the amount converted to a Eurodollar Loan.

“Interest Period” shall mean the period commencing on the Funding Date or conversion date and ending on the 30th, 60th or 90th day thereafter as selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions below.  The duration of each Interest Period shall be for a number of months selected by Borrower upon notice as set forth in Section 3.3; provided, however, whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided, further, that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period; provided, further, that no Interest Period shall end on any date that would occur after the Maturity Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Credit Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by the Credit Parties to HSBC, in form and substance reasonably satisfactory to HSBC.

“Letter of Credit” means a standby letter of credit issued by HSBC as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Licensor” shall mean any Person from whom any Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party’s business operations.

“Licensor Agreement” shall mean an agreement between HSBC and a Licensor, in form and content satisfactory to HSBC, by which HSBC is given the unqualified right, vis-a-vis such Licensor, to enforce HSBC’s Liens with respect to and to dispose of any Credit Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Credit Party’s default under any License Agreement with such Licensor.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” or “Loans” means an advance (or advances) under the Revolving Line.

“Loan Documents” are, collectively, this Agreement, the Security Agreement, the Guaranty, the Control Agreements, the Perfection Certificate, the IP Agreement, the Revolving Note, any other note or notes or guaranties executed by any Credit Party, and any other present or future agreement by any Credit Party and/or for the benefit of HSBC in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of HSBC’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Agreement” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person in excess of Five Million Dollars ($5,000,000) in any fiscal year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person (other than sales contracts entered into in the ordinary course of business).

“Maturity Date” means June 5, 2015.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrower to HSBC in accordance with Section 3.5(b), substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion” means a notice given by Borrower to HSBC in accordance with Section 3.5(g), substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, HSBC Expenses and other amounts that Borrower owes HSBC now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to HSBC, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Office” shall mean initially MM Customer Service Manager; MM Commercial Banking; 1 HSBC Center, 18th Fl; Buffalo, NY 14203; thereafter, such other office of HSBC, if any, which it may designate by notice to Borrower to be the Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to HSBC under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on Schedule A to this Agreement;

(c)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)           Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder incurred in the ordinary course of business;

(f)           (i) Indebtedness of any Credit Party to any other Credit Party or any of its Subsidiaries, (ii) Contingent Obligations of any Credit Party or any Subsidiary that is not a Credit Party with respect to obligations of any Credit Party (provided that the primary obligations are not prohibited hereby), (iii) Indebtedness of any Subsidiary that is not a Credit Party to any Credit Party in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) or to any other Subsidiary, (iv) Indebtedness of Energy Recovery Iberia, S.L. to any Credit Party in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and (v) Contingent Obligations of any Subsidiary that is not a Credit Party with respect to obligations of any other Subsidiary that is not a Credit Party (provided that the primary obligations are not prohibited hereby); provided that, in each case, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g)           other unsecured Indebtedness not otherwise permitted by Section 7.4 incurred in the ordinary course of business; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(h)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on Schedule B to this Agreement;

(b)           (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been provided to HSBC in writing prior to such Investments;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Credit Party;

(d)           Investments consisting of Collateral Accounts in which HSBC has a perfected security interest;

(e)           Investments accepted in connection with Transfers permitted by Section 7.1 and Investments permitted by Section 7.3;

(f)           Investments (i) by any Credit Party in any other Credit Party; (ii) by any Credit Party in Subsidiaries that are not Credit Parties not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year; provided that  no Default or Event of Default shall have occurred and be continuing or would result therefrom;  and (ii) by Subsidiaries that are not Credit Parties in any Credit Party and any Subsidiaries that are not Credit Parties;

(g)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)           Investments consisting of notes receivable of, or prepaid royalties and other Loans, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)           joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(k)           the purchase or other acquisition of all of the capital stock of, or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of the Credit Parties (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this clause (k): (i) any such newly-created Subsidiary shall comply with the requirements of Section 6.11; (ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall comply with the limitations of Section 7.2; and (iii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing; and

(l)           other Investments not otherwise permitted by Section 7.7 not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding at any time; provided that  no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Liens” are:

(a)           (i) Liens existing on the Effective Date and shown on Schedule C to this Agreement or (ii) Liens arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower or such applicable Subsidiary maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by any Credit Party incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, so long as the Lien is confined to the property and improvements and the proceeds of the Equipment; provided that, in each case, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting HSBC a security interest therein;

(h)           non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)           Liens in favor of other financial institutions arising in connection with any Credit Party’s deposit and/or securities accounts held at such institutions, provided that HSBC has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Revenue Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the “prime rate” in effect as from time to time as announced by HSBC (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by HSBC).

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Relevant Connected Industries” shall mean any and all industries in which an industrial or manufacturing process exists where pressurized fluids exist, in such a way that Borrower’s know-how is relevant for the development and application of products seeking to: (a) boost, thrust, or otherwise push or pressurize fluids; or (b) recover the energy contained in any given flow.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by HSBC by reason of any Change in Law against (a) any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate is to be determined as provided in the definition of Adjusted LIBO Rate or (b) any category of extensions of credit or other assets which include Loans.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer and Controller of the applicable Credit Party.

“Restricted License” means any material license or other agreement with respect to which any Credit Party is the licensee (a) that prohibits or otherwise restricts any Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the HSBC’s right to sell any Collateral.

“Revenue Code” means the Internal Revenue Code of 1986, as amended

“Revolving Line” means, subject to Section 2.1.1 and 2.1.2, as applicable, advances in the form of Loans or Letters of Credit in an aggregate principal amount not to exceed Sixteen Million Dollars ($16,000,000).

“Revolving Note” means a Promissory Note in substantially the form of Exhibit A.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” has the meaning given to such term in the Security Agreement.

“Security Agreement” means the security agreement, substantially in the form of Exhibit E hereto to be executed by Borrower and each Guarantor for the benefit of HSBC.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

1.2           Accounting and Other Terms.  As used in this Agreement, the Revolving Note, any other Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.1 or elsewhere in this Agreement and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with any financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2011.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 1.1.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented pursuant to the terms hereof.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes (including the Code) and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which HSBC is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in California.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default that is capable of being cured, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by HSBC.  Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

2                 LOAN AND TERMS OF PAYMENT

2.1             Promise to Pay.  Borrower hereby unconditionally promises to pay HSBC the outstanding principal amount of all Loans or any other extensions of credit by HSBC for Borrower’s benefit and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1           Revolving Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, HSBC shall make Loans available to Borrower not exceeding at any time outstanding the lesser of Ten Million Dollars ($10,000,000) or the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Maturity Date, when the principal amount of all Loans, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2           Letters of Credit.

(a)           As part of the Revolving Line, HSBC may issue Letters of Credit denominated in Dollars for Borrower’s account.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the Availability Amount.

(b)           If, on the Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to HSBC cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by HSBC in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to HSBC in its sole discretion and shall be subject to the terms and conditions of HSBC’s standard Application, Letter of Credit Agreement and Reimbursement Agreement (collectively, the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as HSBC may reasonably request.

(c)           The obligation of Borrower to immediately reimburse HSBC for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

2.1.3           General Provisions Relating to the Loans.  Each Loan shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Base Rate Loan or a Eurodollar Loan.  Borrower shall pay interest accrued on the Loans at the rates and in the manner set forth in Section 2.3.

2.2           Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of all Loans, plus (b) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit),  exceeds the lesser of the Revolving Line or the Borrowing Base, Borrower shall immediately pay to HSBC in cash such excess.  If, at any time, the outstanding principal amount of all Loans exceeds the lesser of Ten Million Dollars ($10,000,000) or the Availability Amount, Borrower shall immediately pay to HSBC in cash such excess.

2.3           Payment of Interest on the Loans.

(a)           Computation of Interest.  Interest on the Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

(b)           Interest; Payment.  Each Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Base Rate Loans, the Prime Rate plus the Base Rate Margin and (ii) for Eurodollar Loans, the Eurodollar Rate plus the Eurodollar Rate Margin.  Pursuant to the terms hereof, interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Loan pursuant to this Agreement for the portion of any Loan so prepaid and upon payment (including prepayment) in full thereof.  All accrued and unpaid interest on the Loans shall be due and payable on the Maturity Date.

(c)           Default Rate.  Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate 2% above the rate that would otherwise be applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of HSBC.

(d)           Debit of Accounts.  HSBC may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes HSBC when due.  These debits shall not constitute a set-off.

2.4           Fees.  Borrower shall pay to HSBC:

(a)           Letter of Credit Fee.  HSBC’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of 0.85% per annum of the face amount of each Letter of Credit issued (plus, if applicable, an additional local in-country guarantee fee of 0.12% per annum of the face amount of each Letter Credit issued), payable quarterly, in arrears, on a calendar basis, upon the issuance of such Letter of Credit, each quarterly anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by HSBC;

(b)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.25% per annum of the average unused portion of the Revolving Line, as determined by HSBC.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by HSBC pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of HSBC’s obligation to make loans and advances hereunder; and

(c)           HSBC Expenses.  All HSBC Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) on demand.

2.5           Payments; Application of Payments.

(a)           All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 10:00 a.m. (Pacific time) on the date when due to HSBC at the Payment Office.  Payments of principal and/or interest received after 10:00 a.m. (Pacific time) are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid; provided that with respect to Eurodollar Loans, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.

(b)           HSBC shall apply the whole or any part of funds received from Borrower against the Revolving Line and other Obligations or credit such collected funds to a depository account of Borrower with HSBC (or an account maintained by an Affiliate of HSBC), the order and method of such application to be in the sole discretion of HSBC.  Borrower shall have no right to specify the order or the accounts to which HSBC shall allocate or apply any payments required to be made by Borrower to HSBC or otherwise received by HSBC under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension.  HSBC’s obligation to make Loans and issuances of Letters of Credit available on the Closing Date is subject to the condition precedent that HSBC shall have received, in form and substance satisfactory to HSBC in its sole discretion, such documents, and completion of such other matters, as HSBC may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents;

(b)           duly executed original signatures to the Control Agreement(s);

(c)           a certificate, signed by a Responsible Officer of Borrower, on the Closing Date (i) stating that no Default or Event of Default has occurred and is continuing or would exist after giving effect to the transactions contemplated hereby, (ii) stating that the representations and warranties contained in Sections 3.1 and 3.2 are true and correct in all material respects as of such date and (iii) certifying any other factual matters as may be reasonably requested by HSBC;

(d)           a certificate of each Credit Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (i) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (ii) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Credit Party authorized to sign the Loan Documents to which it is a party, (iii) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and correct copy of its bylaws or operating, management or partnership agreement and (iv) contain a long form good standing certificate for each Credit Party from its jurisdiction of organization and any jurisdiction where such Credit Party’s ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change;

(e)           a solvency certificate, signed by the Chief Financial Officer of Borrower, certifying that each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Credit Party is left with unreasonably small capital after the transactions in this Agreement; and each Credit Party is able to pay its debts (including trade debts) as they mature.

(f)           duly executed original signatures to the completed Borrowing Resolutions for each Credit Party;

(g)           duly executed original signature to a payoff letter from Citibank N.A.;

(h)           each document (including any UCC financing statements) required by the Security Agreement, the Control Agreements, under law or reasonably requested by HSBC to be filed, registered or recorded to create in favor of HSBC, a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person, or, evidence as applicable, that such is in proper form for filing, registration or recordation;

(i)           evidence that (i) the Liens securing Indebtedness owed by Borrower to Citibank N.A. will be terminated prior to or concurrent with the initial availability of the Loans and issuance of Letters of Credit  and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial availability of the Loans and issuance of Letters of Credit, be terminated, other than in each case, in connection with letters of credit cash collateralized at Citibank N.A.

(j)           certified copies, dated as of a recent date, of bankruptcy, judgment and lien searches, as HSBC shall request, accompanied by written evidence (including any UCC termination statements) that the Liens and judgments indicated in any such search results either constitute Permitted Liens or have been or, in connection with the initial availability of the Loans and issuance of Letters of Credit, will be terminated or released;

(k)           Perfection Certificate covering Borrower and its Subsidiaries, together with the duly executed original signatures thereto;

(l)           a legal opinion of Borrower’s counsel dated as of the Closing Date together with the duly executed original signature thereto;

(m)           evidence satisfactory to HSBC that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of HSBC;

(n)           payment of the fees and HSBC Expenses then due as specified in Section 2.4 hereof

(o)           all documentation and other information with respect to the Credit Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(p)           HSBC shall have received (i) the certificates representing the shares of capital stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

HSBC shall notify Borrower of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of HSBC to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied.

3.2           Conditions Precedent to all Loans.  HSBC’s obligations to make each Loan, including the initial Loan and issue any Letter of Credit, is subject to the following conditions precedent:

(a)           except as otherwise provided in Section 3.5(a), timely receipt of an executed Notice of Borrowing;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Loan.  Each Loan is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in HSBC’s sole discretion, there has not been a Material Adverse Change.

3.3           Reserved.

3.4           Covenant to Deliver.  Borrower agrees to deliver to HSBC each item required to be delivered to HSBC under this Agreement as a condition precedent to any Loan.  Borrower expressly agrees that a Loan made prior to the receipt by HSBC of any such item shall not constitute a waiver by HSBC of Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in HSBC’s sole discretion.

3.5           Procedures for Borrowing.

(a)           Subject to the prior satisfaction of all other applicable conditions to the making of a Loan set forth in this Agreement, each Loan shall be made upon Borrower’s irrevocable written notice delivered to HSBC in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Loan is necessary to meet Obligations which have become due.  HSBC may rely on any telephone notice given by a person whom HSBC believes is a Responsible Officer or designee.  Borrower will indemnify HSBC for any loss HSBC suffers due to such reliance.  Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with HSBC, or with respect to any other Obligation, which shall become due, shall be deemed a request for a Loan to be maintained as a Base Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with HSBC and such request shall be irrevocable.

(b)           Each Notice of Borrowing must be received by HSBC prior to 12:00 p.m. noon Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of Eurodollar Loans, and (ii) on the requested Funding Date, in the case of Base Rate Loans, specifying: (1) the amount of the Loan which amount shall be in a minimum amount of One Hundred Thousand Dollars ($100,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; (2) the requested Funding Date; (3) if the Loan shall be transferred to the Designated Deposit Account or to another account set forth in the Notice of Borrowing, (4) whether the Loan is to be comprised of Eurodollar Loans or Base Rate Loans; and (5) the duration of the first Interest Period applicable to any such Eurodollar Loans included in such notice; provided, that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Loan comprised of Eurodollar Loans, such Interest Period shall be one (1) month.  Interest Periods for Eurodollar Loans shall be for 30, 60 or 90 days.  No Eurodollar Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.  After giving effect to each such borrowing, there shall not be outstanding more than six (6) Eurodollar Loans, in the aggregate at any time.

(c)           The proceeds of all such Loans will then be made available to Borrower on the Funding Date by HSBC by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.

(d)           Notwithstanding anything to the contrary contained herein, HSBC shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar market to fund any Eurodollar Loans, but the provisions hereof shall be deemed to apply as if HSBC had purchased such deposits to fund the Eurodollar Loans.

(e)           Each Interest Period of a Eurodollar Loan shall commence on the date such Eurodollar Loan is made and shall end on such date as Borrower may elect in the Notice of Borrowing as set forth in Section 3.5(b) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.

(f)           Borrower shall elect the initial Interest Period applicable to a Eurodollar Loan by its Notice of Borrowing given to HSBC pursuant to Section 3.5(b) or by its Notice of Conversion given to HSBC pursuant to Section 3.5(g) as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to HSBC of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Loan.  If HSBC does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Base Rate Loan subject to Section 3.5(g).

(g)           Provided that no Event of Default shall have occurred and be continuing, Borrower, may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Loan, or on any Business Day with respect to Base Rate Loans, convert any such Loan into a Loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Loan.  If Borrower desires to convert a Loan, Borrower shall give HSBC a Notice of Conversion by no later than 12:00 p.m. noon Pacific time (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a Eurodollar Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(h)           At its option and upon written notice given prior to 12:00 p.m. noon Pacific time three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Loans in whole at any time or in part from time to time, together with amounts which may be owed to HSBC pursuant to Section 3.5(i)), and with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Eurodollar Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify HSBC therefor in accordance with Section 3.5(i).

(i)           Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that HSBC may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Loan after notice thereof has been given, including, but not limited to, any interest payable by HSBC to lenders of funds obtained by it in order to make or maintain its Eurodollar Loan hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

(j)           Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for HSBC (for purposes of this Section 3.5(j), “HSBC” shall include the office or branch where HSBC or any corporation or bank controlling HSBC makes or maintains any Eurodollar Loans) to make or maintain its Eurodollar Loans, the obligation of HSBC to make Eurodollar Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Loans are then outstanding, promptly upon request from HSBC, either pay all such affected Eurodollar Loans or convert such affected Eurodollar Loans into Base Rate Loans.  If any such payment or conversion of any Eurodollar Loans is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Loans, Borrower shall pay HSBC, upon HSBC’s request, such amount or amounts as may be necessary to compensate HSBC for any loss or expense sustained or incurred by HSBC in respect of such Eurodollar Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by HSBC to lenders of funds obtained by HSBC in order to make or maintain such Eurodollar Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

3.6           Additional Provisions Governing Eurodollar Loans.   Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Loans as to the matters covered:

(a)           Increased Costs.  If any Change in Law shall:

(i)           subject  HSBC to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to HSBC of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for changes in the rate of tax on the overall net income of HSBC by the jurisdiction in which it maintains its principal office);

(ii)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of HSBC, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii)           impose on HSBC or the London interbank Eurodollar market any other condition with respect to this Agreement or any other Loan Document;

and the result of any of the foregoing is to increase the cost to HSBC of making, renewing or maintaining its Loans hereunder by an amount that HSBC reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Loans by an amount that HSBC reasonably deems to be material, then, in any case Borrower shall promptly pay HSBC, upon its demand, such additional amount as will compensate HSBC for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Adjusted LIBO Rate.  HSBC shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

(b)           Basis For Determining Interest Rate Inadequate or Unfair.  In the event that HSBC shall have determined that:

(i)           reasonable means do not exist for ascertaining the Adjusted LIBO Rate applicable pursuant to Section 3.5 for any Interest Period; or

(ii)           Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Loan, a proposed Eurodollar Loan, or a proposed conversion of a Base Rate Loan into a Eurodollar Loan, then HSBC shall give Borrower prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, (i) any such requested Eurodollar Loan shall be made as a Base Rate Loan, unless Borrower shall notify HSBC no later than 12:00 p.m. noon Pacific time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Loan, (ii) any Base Rate Loan or Eurodollar Loan which was to have been converted to an affected type of Eurodollar Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify HSBC, no later than 12:00 p.m. noon Pacific time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Loan, and (iii) any outstanding affected Eurodollar Loans shall be converted into a Base Rate Loan, or, if Borrower shall notify HSBC, no later than 12:00 p.m. noon Pacific time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Loan, shall be converted into an unaffected type of Eurodollar Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Loan.  Until such notice has been withdrawn, HSBC shall have no obligation to make an affected type of Eurodollar Loan or maintain outstanding affected Eurodollar Loans and Borrower shall have no right to convert a Base Rate Loan or an unaffected type of Eurodollar Loan into an affected type of Eurodollar Loan.

(c)           Capital Adequacy.

(i)           If HSBC determines that any Change in Law regarding capital adequacy  has or would have the effect of reducing the rate of return on HSBC’s capital as a consequence of its obligations hereunder to a level below that which HSBC could have achieved but for such Change in Law (taking into consideration HSBC’s policies with respect to capital adequacy) by an amount reasonably deemed by HSBC to be material, then, from time to time, Borrower shall pay upon demand to HSBC such additional amount or amounts as will compensate HSBC for such reduction.  In determining such amount or amounts, HSBC may use any reasonable averaging or attribution methods.  The protection of this Section 3.6(c) shall be available to HSBC regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(ii)           A certificate of HSBC setting forth such amount or amounts as shall be necessary to compensate it with respect to paragraph (a), (b) or (c) of this Section 3.6 when delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay HSBC the amount shown as due on any such certificate within ten (10) days after receipt thereof

4             Reserved.

5             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization, Authorization; Power and Authority.  Each Credit Party is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Credit Party’s business.  In connection with this Agreement, Borrower has delivered to HSBC a completed certificate signed by each Credit Party, entitled “Perfection Certificate”.  Borrower represents and warrants to HSBC that (a) each Credit Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page thereof; (b) each Credit Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Credit Party’s organizational identification number or accurately states that such Credit Party has none; (d) the Perfection Certificate accurately sets forth each Credit Party’s place of business, or, if more than one, its chief executive office as well as each Credit Party’s mailing address (if different than its chief executive office); (e) no Credit Party (and none of their respective predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Credit Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which such Credit Party is bound.  No Credit Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Credit Party’s business.

5.2           Collateral.  Each Credit Party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  No Credit Party has any deposit accounts other than the deposit accounts with HSBC, the deposit accounts, if any, described in the Perfection Certificate delivered to HSBC in connection herewith, or of which such Credit Party has given HSBC notice and taken such actions as are necessary to give HSBC a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Each Credit Party is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to such Credit Party and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to such Credit Party’s business is valid and enforceable, and no part of the Intellectual Property which any Credit Party owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of each Credit Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Credit Party’s business.

Except as noted on the Perfection Certificate, no Credit Party is a party to, nor is it bound by, any Restricted License.

5.3           Reserved.

5.4           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.  Schedule D of this Agreement sets forth a complete and accurate description with respect to each of the actions or proceedings involving more than, individually or in the aggregate, One Million Dollars ($1,000,000), that as of the Effective Date, is pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of it Subsidiaries.

5.5           Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to HSBC fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any Material Adverse Change in Borrower’s consolidated financial condition since December 31, 2010.

5.6           Solvency.  The fair salable value of each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Credit Party is left with unreasonably small capital after the transactions in this Agreement; and each Credit Party is able to pay its debts (including trade debts) as they mature.

5.7           Regulatory Compliance.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8           Subsidiaries; Investments.  Borrower does not have any Subsidiaries or own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by it.  Borrower and each of its Subsidiaries may defer payment of any contested taxes, provided that Borrower or such Subsidiary (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies HSBC in writing of the commencement of, and any material development in, the proceedings, (c) takes proper reserves, and (d) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of its prior tax years which could result in additional taxes becoming due and payable by Borrower or such Subsidiary.  Borrower and each of its Subsidiaries has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or such Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change.  As of the Effective Date, no Credit Party or any of its Subsidiaries sponsors or maintains a “defined benefit plan” as defined in Section 3(35) of ERISA that is subject to Title IV of ERISA.

5.11           Use of Proceeds.  Borrower shall use the proceeds of the Loans solely for general corporate purposes. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loan.

5.12           Full Disclosure.  No written representation, warranty or other statement of any Credit Party in any certificate or written statement given to HSBC, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to HSBC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by HSBC that the projections and forecasts provided by any Credit Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6           AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries, to do all of the following:

6.1           Government Compliance.  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on any Credit Party’s business or operations.  Borrower shall comply, and cause each of its Subsidiaries to comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on any Credit Party’s business.

6.2           Financial Statements, Reports, Certificates.  Deliver to HSBC:

(a)           Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and, upon Bank’s request, consolidating balance sheet, income statement and statement of cash flows covering Borrower’s and each of its Subsidiary’s operations for such quarter certified by a Responsible Officer and in a form acceptable to HSBC (the “Quarterly Financial Statements”);

(b)           Annual Audited Financial Statements.  As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated and, upon Bank’s request, consolidating financial statements prepared in accordance with GAAP (or in the case of consolidating financial statements, in accordance with GAAP for Borrower and management accounting for Borrower’s Subsidiaries), consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm mutually acceptable to Borrower and HSBC in their reasonable discretion (the “Annual Financial Statements”);

(c)           Compliance Certificates.  Together with the Annual Financial Statements and Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal year or quarter, as applicable, Borrower and its Subsidiaries were in full compliance with all of the terms and conditions of this Agreement, and such other information as HSBC shall reasonably request;

(d)           Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders;

(e)           SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)           Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more;

(g)           Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of any Credit Party in or to any copyright, patent or trademark not shown in the IP Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(h)           Projections.  By January 31st of each fiscal year, financial projections for Borrower and, if requested by Bank, its Subsidiaries for the current fiscal year, broken down by quarter, including a consolidated balance sheet and income and cash flow statements in form and substance acceptable to HSBC in its reasonable discretion;

(i)           ERISA Event.  Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding Five Hundred Thousand Dollars ($500,000); and

(j)           Other Financial Information.  Budgets, sales projections, operating plans and other financial information reasonably requested by HSBC.

Documents required to be delivered pursuant to this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address

6.3           Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Subsidiaries and their respective Account Debtors shall follow Borrower’s and its Subsidiaries customary practices as they exist at the Effective Date.  Borrower must promptly notify HSBC of all returns, recoveries, disputes and claims that involve more than Seven Hundred Fifty Thousand Dollars ($750,000).

6.4           Taxes; Pensions; Withholding.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to HSBC, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by HSBC from Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever.  Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such deduction or withholding from any such payment or other sum payment hereunder to HSBC, the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, HSBC receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Borrower will, upon request, furnish HSBC with proof satisfactory to HSBC indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this provision shall survive the termination of this Agreement.

6.5           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and locations and as HSBC may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to HSBC.  All property policies shall have a lender’s loss payable endorsement showing HSBC as an additional loss payee and waive subrogation against HSBC.  All liability policies shall show, or have endorsements showing, HSBC as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give HSBC at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At HSBC’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Except as otherwise provided in this Section 6.5, proceeds payable under any policy shall, at HSBC’s option, be payable to HSBC on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which HSBC has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of HSBC, be payable to HSBC on account of the Obligations.  If any Credit Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and HSBC, HSBC may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies HSBC deems prudent.

6.6           Accounts.

(a)          Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts and securities accounts with HSBC and its Affiliates (other than the deposit accounts listed on Schedule 6.6 of this Agreement); provided that (x) the deposit accounts listed on Schedule 6.6 that are used to cash collateralize letters of credit or promissory notes (the “Cash Collateral Accounts”) shall not contain cash in excess of the minimum amount necessary to cash collateralize each such letter of credit or promissory note, as applicable and (y) no such letter of credit or promissory note shall be amended, extended, renewed or otherwise replaced (automatically or otherwise) beyond their respective expiration or termination dates as in effect on the Effective Date; provided further, that Borrower and its Subsidiaries (i) shall transfer any account (other than the Cash Collateral Accounts) maintained by it or any of its Subsidiaries at any institution located in the United States that is not already maintained at HSBC and its Affiliates to HSBC and its Affiliates within 90 days of the Effective Date and (ii) shall use commercially reasonable efforts to transfer any account by it or any of its Subsidiaries at any institution located outside of the United States that is not already maintained at HSBC and its Affiliates to HSBC and its Affiliates within 180 days of the Effective Date (it being understood that neither Borrower nor such Subsidiary shall have any obligation to transfer any account maintained at an institution located in any jurisdiction where neither HSBC nor any of its Affiliates maintains a branch office).

(b)           Provide HSBC five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than HSBC or HSBC’s Affiliates.  For each Collateral Account that Borrower at any time maintains with any bank or financial institution other than HSBC, Borrower shall cause such bank or financial institution to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect HSBC’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of HSBC.  Notwithstanding the foregoing, neither the Borrower nor such Subsidiary shall have any obligation to execute or delivery any Control Agreement or other instrument with respect to any deposit account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to HSBC by Borrower as such or any Cash Collateral Account.

6.7           Reserved.

6.8           Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise HSBC in writing of material infringements of its Intellectual Property, which have not been disclosed on Schedule I to the Security Agreement; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without HSBC’s written consent.

(b)           If any Credit Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then such Credit Party shall immediately provide written notice thereof to HSBC and shall execute such intellectual property security agreements and other documents and take such other actions as HSBC shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of HSBC in such property.  If any Credit Party decides to register any Copyrights or mask works in the United States Copyright Office, such Credit Party shall: (x) provide HSBC with at least fifteen (15) days prior written notice of such Credit Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as HSBC may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of HSBC in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Each Credit Party shall promptly provide to HSBC copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for HSBC to perfect and maintain a first priority perfected security interest in such property.

(c)           Provide written notice to HSBC within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as HSBC requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for HSBC to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) HSBC to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with HSBC’s rights and remedies under this Agreement and the other Loan Documents.

6.9           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to HSBC, without expense to HSBC, officers, employees and agents of Borrower or any of its Subsidiaries and all Books of Borrower or any of its Subsidiaries, to the extent that HSBC may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against HSBC with respect to any Collateral or relating to any Credit Party.

6.10           Access to Collateral; Books and Records.  Allow HSBC, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit its Books and the Books of any of its Subsidiaries.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense.

6.11           Formation or Acquisition of Subsidiaries.  At the time that any Credit Party forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Effective Date, such Credit Party shall (a) cause such new Domestic Subsidiary to provide to HSBC a Guaranty or a joinder to the Guaranty, as applicable, to cause such Domestic Subsidiary to become a guarantor thereunder and a joinder to the Security Agreement to cause such Domestic Subsidiary to become a pledgor thereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to HSBC (including being sufficient to grant HSBC a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provide to HSBC appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Domestic Subsidiary, in form and substance satisfactory to HSBC, and (c) provide to HSBC all other documentation in form and substance satisfactory to HSBC, including, upon request, one or more opinions of counsel satisfactory to HSBC, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12           Further Assurances.  Execute any further instruments and take further action as HSBC reasonably requests to perfect or continue HSBC’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to HSBC, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.13           Post-Closing Covenant.  Borrower shall deliver a landlord’s consent in favor of HSBC for 1717 Doolittle Drive, San Leandro, CA 94577 by the respective landlord thereof, together with the duly executed original signatures thereto, not later than 30 days after the Effective Date.

7           NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries,  to do any of the following without HSBC’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) of Borrower’s Real Property at 17608 Commerce Drive, New Boston, MI 48164; (d) of assets to the Borrower or any other Credit Party; (e) of assets to any Foreign Subsidiary (that is not a Credit Party), so long as 65% of such Foreign Subsidiary’s capital stock has been pledged pursuant to the Security Agreement; provided that such Transfers shall not exceed an aggregate fair market value of Ten Million Dollars ($10,000,000) per calendar year unless HSBC shall have received thirty (30) days prior written notice; (f) of assets to any Affiliate of a Subsidiary of Borrower (that is not a Credit Party); provided that such Transfers shall not exceed an aggregate fair market value of Five Hundred Thousand Dollars ($500,000) per calendar year; and (g) of assets that are not permitted by any other clause of this Section 7.1; provided that such Transfers shall not exceed an aggregate fair market value of Ten Million Dollars ($10,000,000) per calendar year unless HSBC shall have received thirty (30) days prior written notice.

7.2           Changes in Business, Management, Ownership, Control, or Business Locations.

(a)           Engage in or permit any of its Subsidiaries to engage in any business activities or initiatives in product-markets or industries other than those it is usually active in (other than any Relevant Connected Industries); provided that the foregoing shall not exclude (i) business activities and initiatives in new territories, as long as said business activities and initiatives are akin to Borrower’s present or past business activities and initiatives; (ii) the development or launching of new or enhanced products, as long as said new or enhanced products target product-markets or industries where Borrower has past or present relevant activity or know-how; (ii) the development and launching of new products or the modification, adaptation, upgrading or enhancing, through research and development or otherwise, of already existing products, to target new product-markets or industries, as long as such new product-markets or industries are Relevant Connected Industries; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.

No Credit Party shall, without at least thirty (30) days prior written notice to HSBC: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in such Credit Party’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than as provided in the Perfection Certificate, Borrower will first receive the written consent of HSBC, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to HSBC in its sole discretion.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, unless (a) no Default or Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (b) if Borrower is involved, then Borrower is the surviving entity; (c) if a Credit Party (other than Borrower) is involved, then such Credit Party is the surviving entity; and (d) if a non-Credit Party is involved, such non-Credit Party is the surviving entity.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrances.  Create, incur, allow, or suffer any Lien on any of its assets or properties other than Permitted Liens.

7.6           Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so, unless in the case of each of clauses (a) and (b), no Default or Event of Default has occurred and is continuing or would result therefrom.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party, except for transactions that are in the ordinary course of such Credit Party’s business, upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Compliance.  Any Credit Party to become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Credit Party’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10           Modification of Organizational Documents or Material Agreements.  Amend or modify, or permit the amendment or modification of, (a) the Operating Documents of any Credit Party or (b) any Material Agreement, in each case except to the extent that such amendment or modification could not reasonably be expected to adversely affect the interests of HSBC; provided that Borrower shall not, and shall not permit any Subsidiary to or modify, or permit the amendment or modification of any Material Agreement unless HSBC shall have received thirty (30) days prior written notice.

7.11           OFAC Compliance.  Use any Advance or the proceeds of any Advance or engage in any other activity which in any way violates any foreign assets control regulations of OFAC or other similar or successor law or regulation, as in effect from time to time.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Loan will be made during the cure period);

8.2           Covenant Default.

(a) any Credit Party fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 6.11 or violates any covenant in Section 7; or

(b) any Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Credit Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Loans shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of such Credit Party (including a Subsidiary) on deposit or otherwise maintained with HSBC or any HSBC Affiliate, or (ii) a notice of lien or levy is filed against any of such Credit Party’s assets by any government agency; or

(b) (i) any material portion of any Credit Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Credit Party from conducting any material part of its business;

8.5           Insolvency  (a) Any Credit Party is unable to pay its debts (including trade debts) as they become due or otherwise fails to be solvent as described under Section 5.6 hereof; (b) any Credit Party begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Credit Party and not dismissed or stayed within thirty (30) days (but no Loans shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement to which any Credit Party is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Thousand Dollars ($200,000); or (b) any default by any Credit Party , the result of which could have a material adverse effect on any Credit Party’s business;

8.7           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations.  Any Credit Party or any Person acting for any Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to HSBC or to induce HSBC to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e)  (i) a material impairment in the perfection or priority of HSBC’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.10           Invalidity of Loan Documents.  (a)  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any of their Subsidiaries or  Affiliates challenges in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Loan Document; or (ii) any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by any Credit Party or any of their Subsidiaries or Affiliates not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Loan Document;

8.11           ERISA Event.  An ERISA Event shall have occurred that, in the opinion of HSBC, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrowers and its Subsidiaries in an aggregate amount exceeding Five Hundred Thousand Dollars ($500,000) for all periods

8.12           Litigation.  The aggregate losses and expenses incurred, accrued or otherwise suffered by Borrower or its Subsidiaries  (including the amount of any judgment, orders, or decrees for the payment of money rendered against) exceed Five Million Dollars ($5,000,000).

9              BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues HSBC may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by HSBC);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and HSBC;

(c)           demand that Borrower (i) deposit cash with HSBC in an amount equal to 105% of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by HSBC in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that HSBC considers advisable, notify any Person owing Borrower money of HSBC’s security interest in such funds, and verify the amount of such account;

(e)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Each Credit Party shall assemble the Collateral if HSBC requests and make it available as HSBC designates.  HSBC may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants HSBC a license to enter and occupy any of its and any Credit Party’s premises, without charge, to exercise any of HSBC’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of any Credit Party it holds, or (ii) any amount held by HSBC owing to or for the credit or the account of any Credit Party;

(g)           place a “hold” on any account maintained with HSBC and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; and

(h)           exercise all rights and remedies available to HSBC under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints HSBC as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms HSBC determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of HSBC or a third party as the Code permits.  Borrower hereby appoints HSBC as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of HSBC’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and HSBC is under no further obligation to make Loans hereunder.  HSBC’s foregoing appointment as Borrower’s attorney in fact, and all of HSBC’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and HSBC’s obligation to provide Loans terminates.

9.3           Protective Payments.  If any Credit Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Credit Party is obligated to pay under this Agreement or any other Loan Document, HSBC may obtain such insurance or make such payment, and all amounts so paid by HSBC are HSBC Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  HSBC will make reasonable efforts to provide Borrower with notice of HSBC obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by HSBC are deemed an agreement to make similar payments in the future or HSBC’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, HSBC may apply any funds in its possession, whether from any Credit Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as HSBC shall determine in its sole discretion.  Any surplus shall be paid to the applicable Credit Party or other Persons legally entitled thereto; Borrower shall remain liable to HSBC for any deficiency.  If HSBC, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, HSBC shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by HSBC of cash therefor.

9.5           HSBC’s Liability for Collateral.  So long as HSBC complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of HSBC, HSBC shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  The Credit Parties bear all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  HSBC’s failure, at any time or times, to require strict performance by each Credit Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of HSBC thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  HSBC’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  HSBC has all rights and remedies provided under the Code, by law, or in equity.  HSBC’s exercise of one right or remedy is not an election and shall not preclude HSBC from exercising any other remedy under this Agreement or other remedy available at law or in equity, and HSBC’s waiver of any Event of Default is not a continuing waiver.  HSBC’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by HSBC on which Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  HSBC or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Energy Recovery, Inc.
1717 Doolittle Drive San Leandro, CA 94577 Attn: Alex Buehler Fax: (510) 746-2677 Email: abuehler@energyrecovery.com

If to HSBC:	HSBC Bank USA, National Association
601 Montgomery Street, Suite 1090 San Francisco, CA 94111. USA Attn: Mark S. Hillhouse Fax: (415) 678-3054 Email: mark.s.hillhouse@us.hsbc.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and HSBC each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.  Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts in connection with any such judicial proceeding brought by HSBC against Borrower, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 10 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of HSBC to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND HSBC EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12              GENERAL PROVISIONS

12.1           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without HSBC’s prior written consent (which may be granted or withheld in HSBC’s discretion).  HSBC has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, HSBC’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2           Indemnification.

(a)           Borrower shall indemnify HSBC and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against HSBC in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not HSBC is a party thereto, except to the extent that any of the foregoing is caused by the gross  negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b)           Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that HSBC may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Loan after notice thereof has been given, including, but not limited to, any interest payable by HSBC to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

12.3           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5           Reserved.

12.6           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7           Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, HSBC shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify HSBC shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10           Confidentiality/Sharing of Information.

(a)           HSBC shall hold all non-public information obtained from Borrower pursuant to the requirements of this Agreement in accordance with HSBC’s customary procedures for handling confidential information of this nature; provided, however, HSBC may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective transferees, and (iii) as required or requested by any Governmental Authority or pursuant to legal process or applicable law; provided, further that (x) unless specifically prohibited by applicable law or court order, HSBC shall use reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Authority (other than any such request in connection with an examination of the financial condition of HSBC by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall HSBC be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of HSBC in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b)           Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by HSBC or by one or more Subsidiaries or Affiliates of HSBC and Borrower hereby authorizes HSBC to share any information delivered to HSBC by Borrower and any of its Subsidiaries pursuant to this Agreement, or in connection with the decision of HSBC to enter into this Agreement, to any such Subsidiary or Affiliate of HSBC, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of this Section 12.10.  Such authorization shall survive the repayment of the Obligations and the termination of this Agreement

12.11           Attorneys’ Fees, Costs and Expenses.  All costs and expenses may be charged to the applicable Designated Deposit Account and shall be part of the Obligations, including, without limitation:

(a)           reasonable attorneys’ fees and disbursements incurred by HSBC, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment and administration of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on HSBC’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to HSBC’s transactions with Borrower, or (v) in connection with any advice given to HSBC with respect to its rights and obligations under this Agreement and all related agreements, or (vi) in connection with the enforcement of this Agreement or any consent or waivers hereunder and all related agreements, documents and instruments; and

(b)           reasonable fees and disbursements incurred by HSBC in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements.

12.12           Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14           Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17           Publicity.  Borrower hereby authorizes HSBC, upon prior notice, to make appropriate announcements of the financial arrangement entered into among Borrower and HSBC, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as HSBC shall in its sole and absolute discretion deem appropriate.  In addition, Borrower upon prior notice authorizes HSBC to include Borrower’s name and logo in select transaction profiles and client testimonials prepared by HSBC for use in publications, company brochures and other marketing materials of HSBC.

12.18           Patriot Act Notice.  HSBC hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow HSBC to identify Borrower in accordance with the USA PATRIOT Act.

12.19           Injunctive Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, HSBC, if HSBC so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

12.20           Consequential Damages.  None of HSBC nor any agent or attorney for any of them, shall be liable to Borrower for indirect, punitive, exemplary, incidental, special or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

Energy Recovery, Inc., a Delaware corporation

By /s/ Alexander J. Buehler
Name: Alexander J. Buehler
Title: Chief Financial Officer

HSBC:

HSBC Bank, USA, National Association

By /s/ Mark Hillhouse
Name: Mark Hillhouse
Title: Vice President

SCHEDULE D

ERI has four pending lawsuits as of the date of this Loan Agreement.

1)
ERI vs. Hauge, et. al. In April, 2011, Borrower filed a lawsuit against Leif Hauge, competitor Isobaric, Inc. and two former employees for trade secret misappropriation, breach of contract (against the two former employees), breach of the 2001 settlement agreement (against Leif Hauge) and other causes of action. Isobaric and Hauge hired the two former employees, while they were still active Borrower employees, to help him develop and manufacture a competing ceramic, isobaric energy recovery device. Hauge was the founder of Borrower and likely used technology he assigned to Borrower in 2001 to develop the new Isobaric device, together with some information provided to Isobaric by the two former employees which may qualify as trade secrets.

Borrower obtained a temporary restraining order (TRO) against the defendants, enjoining all from using Borrower trade secrets and enjoining the two former employees from working for Isobaric. The TRO remains in effect. Since August 2011, discovery has significantly advanced but is still far from over. A trial has been set for August 10, 2012.

Also, it is important to note that Isobaric and/or Mr. Hague’s activities could be infringing upon one or more Borrower patents. If the former actions were to fail in their purpose to preclude Mr. Hague from exploiting his device, we would still have possibility to file a second claim for patent infringement in Federal Court.

The law firm employed for the defense of Borrower’s interest in this case is Duane Morris, LLP and, more particularly, Mr. Ray Wong and his team.

2)
Radakovich vs. ERI. In August 8, 2011, Roy Radakovich, in his capacity as Shareholder Representative for the former equity holders of Pump Engineering, LLC (Pump LLC), filed suit against Borrower for breach of contract, unjust enrichment and breach of the implied covenant of good faith and fair dealing. The lawsuit is related to Borrower’s acquisition of Pump LLC in December 2009.

Under the terms of the acquisition and plan of merger, Borrower withheld $3.5 million of the purchase price in a Contingent Payment Escrow fund. The Contingent funds were to be paid out if the acquired entity, which became Pump Engineering, Inc. a wholly-owned subsidiary of Borrower after the acquisition (Pump, Inc.), met key milestones in its fulfillment of a major supply agreement with Hyflux Milestone payment 1, $1.2 million, was to be released to the Shareholder Representative, upon Pump Inc.’s on-time delivery of the supply without the imposition of liquidated damages for late delivery by Hyflux.  Milestone payment 2, $1.3 million, was to be released if the supply met the supply agreement’s efficiency requirements and there were no liquidated damages for efficiency shortfalls.  Milestone 3, $1 million, will be released if there are no warranty claims against the supply through the five-year warranty period.

The supply was delivered late, did not meet the supply contract’s warranted efficiency points and, consistent with the contract terms, as amended, Hyflux imposed liquidated damages (LDs) upon Pump, Inc. As a result, Borrower did not release Milestone payments 1 or 2 to the former Pump LLC equity holders. Generally, the lawsuit alleges that Borrower engaged in wrongdoing by not releasing the Milestone payments or not releasing the amount of each Milestone payment in excess of the amount of the LDs, and for not taking certain actions, outside the scope of the Contingent Payment Escrow Agreement, to minimize or eliminate the LDs.

Borrower filed a motion to dismiss for failure to state a claim in November 2011. Borrower disputes any wrongdoing and believes that the suit has no merit. The defendant answered in late December 2011, and Borrower presented a reply brief in early January 2012. A hearing on the motion to dismiss took place and the matter was argued to the Court on January 25, 2012. The motion was taken under submission at that time and is still pending.

The law-firm employed for the defense of Borrower’s interest in this case is Carr & Ferrell, LL.P. and, more particularly, Mr. Robert Yorio and his team.

3)
Morgan Ceramics. Morgan Ceramics is a long-time supplier of ceramic parts for Borrower’s PX devices. Starting in February 2011, certain parts that Borrower received from Morgan showed signs of defects in the form of voids and contaminates in the ceramic material. Borrower reported the problem to Morgan and, in April, returned three parts to Morgan under a warranty claim. Morgan maintained that the problem was not with Morgan’s material or manufacturing process, but rather with Borrower’s new ceramic manufacturing. Lots from Morgan continued to have defects. Morgan never provided Borrower with an analysis of the three returned parts nor credited Borrower for their return. In June, after receiving yet another shipment from Morgan with defects, Borrower disqualified Morgan as a vendor, cancelled all pending POs, terminated its supply agreement and demanded a refund of $221,000 for warranty returns. Morgan claims the termination of the agreement was improper.

Morgan requested a meeting with business representatives of Borrower. The meeting took place in December 2011, but Morgan did not allow much room for discussion. In December 2011, Morgan filed a claim against Borrower for breach of contract and claimed damages in excess of $1.7 million. Borrower answered the claim and presented a cross-claim in January 2012 for damages in excess of $600,000. Discovery is currently under way and is expected to continue tor the next 6 to 9 months unless a settlement is reached before that date. A mandatory mediation conference will most likely be scheduled for the end of July 2012.

The law-firm employed for the defense of Borrower’s interest in this case is Carr & Ferrell, LLP and, more particularly, Mr. Robert Yorio and his team.

3)
Waukesha Bearings. Pump Engineering (Pump), now fully absorbed by Borrower after January 2012, had a supply agreement with Waukesha Bearing Company (WBC) under which WBC provided Pump its’ thrust bearings for the new AquaBold line of pumps. The new pump experienced premature failures in the field. After more than six months of trial and error and some redesign work, Pump discovered that the cause of the failures was a defective nutsert in the thrust bearing assembly. While Pump had specified 316 grade stainless steel, the nutsert was made out of a lower grade of stainless steel, 303, that corroded, causing the bearings to fail.

WBC did not dispute that the nutsert was defective, but contended that its only obligation to Pump was for Pump to return the bearings to WBC so that WBC could repair or replace the nutsert. Pump contended that this remedy was impractical, as the pumps are located in remote locations around the world, and insufficient and wants to be made whole. There is strong legal precedent for Pump’s position. Pump seeks approximately $1 million in damages.

The parties scheduled an informal settlement discussion between business representatives in early November, but WBC representatives showed no flexibility. In view of the above, Borrower filed suit against Waukesha in early February 2012.

A scheduling conference took place on April 9, 2012 and the judge set a dispositive motion deadline of September 25, 2012 and a trial date of January 7, 2013.  We are moving quickly to obtain the necessary information from Waukesha Bearings to prove our case, and to line up any experts that we believe may be necessary.

The lawfirm employed for the defense of Borrower’s interest in this case is Von Briesen and Roper, LL.P. and, more particularly, Mr. Mark Foley and his team.

EXHIBIT A

SECURED REVOLVING NOTE

$16,000,000	Loan Date: June [__], 2012
Maturity Date: June [__], 2015

FOR VALUE RECEIVED, Energy Recovery, Inc., a Delaware corporation (“Borrower”) hereby promises to pay to the order of HSBC Bank, National Association or the holder (the “Lender”) of this Secured Revolving Note (this “Revolving Note”) at 601 Montgomery Street, Suite 1090, San Francisco, CA 94111. USA or such other place of payment as the holder of this Revolving Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Sixteen Million Dollars ($16,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as specified in the Loan Agreement (defined hereafter).

This Revolving Note is the Revolving Note referred to in, and is executed and delivered in connection with, that certain Loan Agreement dated  June 5, 2012, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Revolving Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the Code or any applicable law.   Borrower agrees to make all payments under this Revolving Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Revolving Note has been negotiated and delivered to Lender and is payable in the State of California.  This Revolving Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF	ENERGY RECOVERY, INC., a Delaware corporation

	By:	/s/
Name:
Title:

A-1

EXHIBIT B

[Form of]

COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 6.2(c) of that certain Loan Agreement, dated as of June 5, 2012 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), among ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”), and HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”).  Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

1.           I am the duly elected, qualified and acting [specify type of Responsible Officer] of Borrower.

2.           I have reviewed and am familiar with the contents of this Certificate.

3.           I have reviewed the terms of the Loan Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Schedule 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4.           Attached hereto as Schedule 2 are the computations showing the Borrowing Base.

5.           The aggregate losses and expenses incurred, accrued or otherwise suffered by Borrower or its Subsidiaries  (including the amount of any judgment, orders, or decrees for the payment of money rendered against) since the Effective Date in connection with the actions or proceedings listed on Schedule D of the Loan Agreement are as follows: $ _____.

6.           The representations and warranties of the Credit Parties set forth in the Loan Agreement and the other Loan Documents are true, accurate, and complete in all material respects on and as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date[, except as set forth on Schedule 3 attached hereto].

IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____________, 20__.

ENERGY RECOVERY, INC.

By:	/s/
Name:
Title: [Responsible Officer]

B-1

SCHEDULE 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [__________________], and pertains to [month, 20__][the fiscal [quarter] [year] ended [____________]].

SCHEDULE 2

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of Borrowing Base]

SCHEDULE 3

TO

COMPLIANCE CERTIFICATE

[Set forth any exceptions to the representations and warranties]

EXHIBIT C

[Form of]

NOTICE OF BORROWING

HSBC Bank USA, National Association,
601 Montgomery Street, Suite 1090
San Francisco, CA 94111. USA
Attention: Mark S. Hillhouse
Facsimile: (415) 678-3054
Email: mark.s.hillhouse@us.hsbc.com

Re: Energy Recovery, Inc.	[Date]

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of June 5, 2012 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement), among ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”), and HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”).  Borrower hereby gives you notice pursuant to Section 3.4 of the Loan Agreement that it requests a Loan under the Loan Agreement, and that in connection therewith sets forth below the terms on which such Loan is requested to be made:

(A)	Class of Loan:	[Loan]

(B)	Principal amount of Loan:1

(C)	Date of Loan
(which is a Business Day):2

(D)	Type of Loan:	[Base Rate Loan][Eurodollar Loan]

(E)	Interest Period and the last day thereof:3

(F)	Funds are requested to be disbursed to the Designated Deposit Account or to the following account of Borrower:
Account No.

The undersigned Borrower hereby represents and warrants that the conditions to lending specified in Sections 3.2 and 3.3 of the Loan Agreement are satisfied as of the date hereof.

The undersigned Borrower hereby certifies that:

1           The amount of the Loan shall be in a minimum amount of $100,000 and in integral multiples of $100,000 in excess thereof.

2           Each Notice of Borrowing must be received by HSBC prior to 12:00 p.m. noon Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of Eurodollar Loans, and (ii) on the requested Funding Date, in the case of Base Rate Loans.

3           To be inserted if a Eurodollar Loan.  Interest Periods for Eurodollar Loans shall be for 30, 60 or 90 days.

C-1

1.             No Default or Event of Default has occurred and is continuing either now or after giving effect to the extension of credit described herein;

2.             The representations and warranties of the Credit Parties set forth in the Loan Agreement and the other Loan Documents are true, accurate, and complete in all material respects on and as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

3.             There has not been any Material Adverse Change.

 IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____________, 20__.

ENERGY RECOVERY, INC.

Date	By:
Name:
Title: [Responsible Officer]

C-2

EXHIBIT D

[Form of]

NOTICE OF CONVERSION

 [Date]

HSBC Bank USA, National Association,
601 Montgomery Street, Suite 1090
San Francisco, CA 94111. USA
Attention: Mark S. Hillhouse
Facsimile: (415) 678-3054
Email: mark.s.hillhouse@us.hsbc.com

Re:           Energy Recovery, Inc.

Ladies and Gentlemen:

Pursuant to Section 3.5(g) of that certain Loan Agreement, dated as of June 5, 2012 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement), among ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”), and HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”),  Borrower hereby gives Bank notice that Borrower hereby requests:

[Option A - Conversion of Eurodollar Loans to Base Rate Loans:  to convert $___________ in principal amount of presently outstanding Eurodollar _______________ Loans1 with a current Interest Period ending on  ____________ ____, _____ (which is the last Business Day of the then current Interest Period applicable to the Eurodollar Loans) to Base Rate Loans on __________ ____, ____ (which is a Business Day).]

[Option B - Conversion of Base Rate Loans to Eurodollar Loans:  to convert $__________ in principal amount of presently outstanding Base Rate ____________ Loans2 to Eurodollar Loans on ____________ ____, _____ (which is a Business Day).  The Interest Period for such Eurodollar Loans is ______ month[s].]

[Option C - Continuation of Eurodollar Loans as Eurodollar Loans:  to continue as Eurodollar Loans $__________ in presently outstanding Eurodollar __________ Loans3 with a current Interest Period ending on  ____________ ____, _____ (which is the last Business Day of the then current Interest Period applicable to the Eurodollar Loans).  The Interest Period for such Eurodollar Loans is ______ month[s].]

The undersigned Borrower hereby certifies that:

1.              No Default or Event of Default has occurred and is continuing either now or after giving effect to the extension of credit described herein; and

2.              The representations and warranties of the Loan Parties set forth in the Loan Agreement and the other Loan Documents are true, accurate, and complete in all material respects on and as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

1                Identify as Eurodollar Term Loans or Eurodollar Revolving Loans.
2                Identify as Base Rate Term Loans or Base Rate Revolving Loans.
3                Identify as Eurodollar Term Loans or Eurodollar Revolving Loans.

D-1

 IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____________, 20__.

ENERGY RECOVERY, INC.

By:
Name:
Title: [Responsible Officer]

D-2

 EXHIBIT E

SECURITY AGREEMENT

EXHIBIT F

GUARANTY